American Retirement Planners II, Inc.
Code of Ethics

Standard(s) of business conduct required of all supervised persons:

Since American Retirement Planners II, Inc. (doing business as, "American Wealth Management") enjoys great trust on the part of its clients and has a strong fiduciary duty toward its clients, all supervised persons are required to adhere to high standards of business conduct at all times and in all ways.  All persons associated with American Wealth Management ("AWM") are considered to be supervised persons.

AWM and our supervised persons will conduct our affairs, including any personal securities transactions, so as to avoid serving our own personal interests ahead of clients, taking inappropriate advantage of our knowledge, causing any actual or potential conflicts of interest or any abuse of our position of trust and responsibility.

We will not engage in fraudulent, deceptive or manipulative conduct.

We are committed to having a reasonable, independent basis for any investment advice provided.

We will endeavor to obtain best execution for a client’s transactions where we can direct brokerage transactions for that client.

In servicing clients’ accounts, we will maintain confidentiality of all information concerning the identity of security holdings and financial circumstances of our clients.

We will always, to the best of our ability, ensure that any investment advice is suitable to meeting a client’s individual objectives, needs and circumstances.

We will above all be loyal to clients, putting their interests first.

All supervised persons are required to comply with applicable Federal and state securities laws that apply to our dealings with our clients.

All access persons (those persons who have access to client files or non-public client information) must report their personal securities holdings and transactions quarterly to the AWM Chief Compliance Officer (CCO.)  He is required to review these reports.

These personal securities holdings and transactions reports must contain the following information:

A quarterly holdings report that shall contain, at a minimum:

The title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each reportable security in which the access person has any direct or indirect beneficial ownership;

The name of any broker-dealer or bank with which the access person maintains any account in which any securities are held for the access person's direct or indirect benefit; and

The date the access person submits the report.

Each access person shall submit a holdings report no later than 10 days after the person becomes an access person and the information must be current as of a date no more than 45 days prior to the date the person becomes an access person.

Each access person shall submit a holdings report again at least once each 12-month period thereafter on a date selected by the CCO, and the information must be current as of a date no more than 45 days prior to the date the report was submitted.

A quarterly securities transactions report shall meet the following requirements:

Each transaction report must contain, at a minimum, the following information about each transaction involving a reportable security in which the access person had, or as a result of the transaction acquired, any direct or indirect beneficial ownership:

The date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each reportable security involved;

The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

The price of the security at which the transaction was effected;

The name of the broker-dealer or bank with or through which the transaction was effected; and

The date the access person submits the report.

Each access person shall submit a transaction report no later than 30 days after the end of each calendar quarter, which report must cover, at a minimum, all transactions during the quarter

Exceptions from reporting requirements the access person need not submit:

Any report with respect to securities held in accounts over which the access person had no direct or indirect influence or control;

A transaction report with respect to transactions effected pursuant to an automatic investment plan;

A transaction report if the report would duplicate information contained in broker trade confirmations or account statements that the investment adviser holds in the CCO’s records so long as the investment adviser receives the confirmations or statements no later than 30 days after the end of the applicable calendar quarter.

Access persons shall obtain the pre-approval of the CCO before they directly or indirectly acquire beneficial ownership in any security in an initial public offering or in a limited offering

All supervised persons are required to report any violations of the AWM Code of Ethics promptly to the CCO (or to such other persons we designate, provided the CCO also receives reports of all violations).

AWM will provide each supervised person with a copy of the AWM Code of Ethics and any amendments.  Each supervised person is required to sign a receipt for the Code of Ethics and any amendments received by them.

AWM will provide any advisory client or prospective advisory client who desires a copy of our Code of Ethics with one upon request.

Any client or potential client may request a copy of our Code and will be provided with one.